Exhibit 99.13(a)(4)

On July 2, 2021, the Audit Committee of the Board of Directors of YieldStreet Prism Fund Inc. (the “Fund”) approved the engagement of Deloitte & Touche (“Deloitte”) as the Fund’s independent registered public accounting firm for the Fund’s fiscal year ended December 31, 2021. Previously, Ernst & Young LLP (“EY”) had been engaged as the independent registered public accounting firm for the Fund. EY issued reports on the Fund’s financial statements for the year ended December 31, 2020. Such reports did not contain adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to replace EY as the Fund’s independent registered public accounting firm with Deloitte was approved by the Fund’s Audit Committee and ratified by the Fund’s Board of Directors. Dismissal of EY was effective as of July 2, 2021.

During the Fund’s fiscal period ended December 31, 2020, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its reports, nor were there any “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Board has requested that EY furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated September 7, 2021, is filed as an exhibit to this N-CSR.

September 7, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Exhibit 13(a)(4) to Form N-CSR dated September 7, 2021 of YieldStreet Prism Fund Inc. and are in agreement with the statements contained in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

New York, NY